EXHIBIT 24.1

POWER OF ATTORNEY

Each of the undersigned, an officer and/or director of PacifiCorp (the “Company”), constitutes and appoints Nikki L. Kobliha, Bruce N. Williams and Jeffery B. Erb, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, to do any and all acts and things and execute in his or her name, one or more Form S-3 Registration Statements under the Securities Act of 1933, as amended (the “Act”), prepared in connection with the registration and issuance of First Mortgage Bonds of the Company, and any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys and agents, and each of them, full power and authority to do any and all acts and things necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, and the undersigned hereby ratifies and confirms all that the attorneys and agents, and each of them, shall do or cause to be done under this power of attorney. Any one of the attorneys or agents, or their or his or her substitute or substitutes, shall have, and may exercise, all powers conferred.
THIS POWER OF ATTORNEY MAY BE EXECUTED IN COUNTERPARTS

/s/ Gregory E. Abel	Dated: October 20, 2015
Gregory E. Abel

/s/ Douglas L. Anderson	Dated: October 20, 2015
Douglas L. Anderson

/s/ Stefan A. Bird	Dated: October 21, 2015
Stefan A. Bird

/s/ Cindy A. Crane	Dated: October 22, 2015
Cindy A. Crane

/s/ Patrick J. Goodman	Dated: October 19, 2015
Patrick J. Goodman

/s/ Natalie L. Hocken	Dated: October 19, 2015
Natalie L. Hocken

/s/ Andrea L. Kelly	Dated: October 21, 2015
Andrea L. Kelly

/s/ R. Patrick Reiten	Dated: October 27, 2015
R. Patrick Reiten

/s/ Nikki L. Kobliha	Dated: October 28, 2015
Nikki L. Kobliha